Exhibit 99.1

FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

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FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Jacquie Ross

JDSU - Director, IR

Kevin Kennedy

JDSU - CEO

Dave Vellequette

JDSU - CFO

CONFERENCE CALL PARTICIPANTS

John Harmon

Needham & Co. - Analyst

John Anthony

SG Cowen - Analyst

Michael Genovese

Citigroup - Analyst

Ajit Pai

Thomas Weisel Partners - Analyst

Dayle Hogg

GMP Securities - Analyst

Mark Steen

Sanford Bernstein - Analyst

Eric Ruggle

Miller Tabak Roberts - Analyst

Jagjit Sahota

Sanders Morris Harris - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the JDSU fiscal 2006 first-quarter earnings conference call. My name is Samuel, and I will be your coordinator for today. (OPERATOR INSTRUCTIONS). I would now like to turn the call over to Ms. Jacquie Ross, Director of Investor Relations. Please proceed, ma’am.

Jacquie Ross - JDSU - Director, IR

Thank you, Sam, and welcome to the JDSU fiscal 2006 first-quarter conference call. Joining me on the call today are Kevin Kennedy, Chief Executive Officer, and David Vellequette, Chief Financial Officer.

Before we get started, I would like to remind you that this call is likely to include forward-looking statements about the future financial performance of the Company. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from management’s current expectations. We encourage you to look at the Company’s most recent filings with the SEC, particularly the “Risk Factor” section of our Form 10-K filed for the fiscal year ended June 30, 2005. The forward-looking statements including guidance provided during this call are valid only as of today’s date, and JDSU undertakes no obligation to publicly update these statements as we move through the quarter.

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FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

Our comments today will include non-GAAP measures. A detailed reconsolidation of these non-GAAP results to our GAAP results, as well as a discussion of the usefulness and limitations of these non-GAAP measures, is included in today’s news release announcing our results available on our website at www.jdsu.com.

Finally and as a reminder, this call is being recorded and will be available for replay from the “Investor” portion of our website, again at www.jdsu.com./investors. I would now like to introduce JDSU’s Chief Executive Officer, Kevin Kennedy.

Kevin Kennedy - JDSU - CEO

Good afternoon and thank you for joining us today. Fiscal 2005, which ended in June, was the first year in which JDSU achieved year-over-year revenue growth since 2001. Today, as we report fiscal 2006 first-quarter results, I’m pleased to note that the early benefits of our expansion and cost reduction programs are starting to be realized with improvements in our gross margin, EBITDA and net income. GAAP revenue of 258.3 million and non-GAAP revenue of 259.2 million were at the upper end of our previously announced guidance range of 240 to 260 million.

Benefiting from two months of revenue from our Acterna acquisition, non-GAAP revenue grew 52% from last quarter and 33% from the year ago quarter. Our gross margin results were also positively impacted by the addition of our new Communications Test and Measurement business and to a less visible extent by our cost reduction programs.

Non-GAAP gross margin of 31.6% was significantly improved from last quarter’s 17.6% and represented the first quarter since Q3 of 2001 that JDSU has reported a non-GAAP gross margin in excess of 30%.

Reflecting the actions we initiated through fiscal 2005, our non-GAAP EBITDA improved to a loss of $5.1 million, which compares to a non-GAAP EBITDA loss of 19.7 million last quarter and to a non-GAAP EBITDA loss of 5.9 million in the year ago quarter. We expect further improvement in the current quarter.

On the bottom line, non-GAAP net loss of 16.2 million or $0.01 per share improved from a loss of 21.8 million or $0.02 per share last quarter. GAAP net loss was 67 million or $0.04 per share, which compared to a GAAP net loss of 145.7 million or $0.10 per share last quarter.

Finally, book-to-bill was greater than 1 for the third consecutive quarter. In fact, book-to-bill was greater than 1 for all three business segments.

Before I review business segment results, I would like to draw your attention to the transfer of our instrumentation product revenues from our Optical Communications segment to our new Communications Test and Measurement segment. During the quarter, JDSU instrumentation revenue was 3.5 million, and this has been included in our Communications Test and Measurement segment.

I should remind you that you will need to add back the $3.5 million in order to assess the ongoing performance of the JDSU classic business.

Going forward we will report three segments only — our Optical Communications segment, which now excludes JDSU instrumentation revenue; our Communications Test and Measurement segment, which now includes JDSU instrumentation revenue, and our Commercial and Consumer segment.

Driven by demand for JDSU’s components and our newer agile products, Optical Communications bookings in the quarter were very strong. In fact, first-quarter revenue could have been more than $5 million higher if supply constraints had not limited our output. While we would clearly preferred to have fulfilled all demand during the quarter, we consider these supply challenges to be typical of new product introductions and are working with our suppliers to ramp productions in future quarters in order to satisfy customer demand.

Including 3.5 million in instrumentation-related revenue that was recognized in our Communications Test and Measurement segment, our Optical Communications segment was down 2% sequentially and down 3% year-over-year. Revenue of 104 million was negatively impacted by low single digit millions of dollars associated with our exit from the unprofitable cable TV business during the fourth quarter. Adding back the instrumentation revenue and taking into account the exit from cable TV, our residual revenue was approximately flat sequentially. The increasing adoption of broadband services and the expansion of fiber-optic networks by service providers such as SBC and Verizon continues to drive demand for our more highly integrated and intelligent modules and subsystems.

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FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

JDSU is playing an important role in bringing these new products to market. As we reported last quarter, our circuit pack shipments have increased 50% so far this calendar year. And in the first quarter, we received our first design wins for circuit packs from a European network equipment manufacturer.

Our wavelength management module shipments have increased 100% in the same timeframe, and in September we announced that we had shipped over 1200 reconfigurable optical add/drop multiplexors or ROADMs. Additionally this quarter we saw strength in areas such as pumps and amplifiers.

In addition to internal development of leading-edge agile technologies, we have also been identifying opportunities for JDSU to expand into growth markets through acquisition. Tunable transponders, for example, represent a relatively small part of the market currently, but are expected to grow at double-digit rates for the next several years. In order to address this growth market, we expect to close the acquisition of leading tunable laser company, Agility Communications, during the current quarter.

Our new Communications Test and Measurement segment performed very well in its first partial quarter of JDSU and, in fact, beat our internal estimates. Revenue for the period of the 3rd of August to the 30th of September was $95.4 million, although as noted, this includes approximately 3.5 million associated with JDSU’s former instrumentation business.

Similar to our Optical Communications business, our Communications Test and Measurement segment is experiencing increasing demand for broadband-related products, Voice over IP and triple play services in particular. With our broad portfolio of broadband test products serving the world’s Communications operators, we believe we are very well positioned to continue to take advantage of these growth opportunities.

During the fiscal 2006 first quarter, our Communications Test and Measurement team secured a number of major wins, including a multimillion dollar triple play contract with one of the largest incumbent carriers in the U.S. for the deployment of DSL and other services. The total number of fiber-optic network test instruments from our MTS-TBERD platform achieved a significant milestone during the quarter with 12,000 units shipped. The segment also performed well overseas, and we shipped a multimillion dollar order spanning our optical, access and transmission Test and Measurement products for a major infrastructure project led by a national North African telecom carrier.

In the cable test arena, we continue to build on our strong position in Voice over IP for cable network operators. Cable test wins for the quarter include a VoIP service assurance system contract and a $1 million plus order for Voice over IP node certification from two of the largest MSOs in the United States.

We will not be disclosing Acterna’s historical quarterly performance; however, I can report that on a normalized basis for the full September quarter and excluding the JDSU instrumentation revenues, our new Communications Test and Measurement segment grew more than 10% over the same quarter a year ago. Dave will talk about linearity and seasonality for our new T&M segment later in the call.

Our Commercial and Consumer segment contributed $63.3 million, which was down 2% from last quarter and down 28% from the year ago quarter as we concluded a series of product phaseouts initiated during fiscal 2005 with the intention of improving profitability. As you can see from the segment reporting, the CCP operating income improved despite lower revenue from the loss of the $.5 million last quarter to income of 8.4 million this quarter, reflecting our decision to phase out less profitable products such as the DLP Micro Displays and consumer light engines.

Within our CCP segment, both our Flex and our commercial laser businesses grew quarter-over-quarter and from the quarter a year ago. Following a series of design wins in the quarter, Flex’s SecureShift technology now protects 40 drugs owned by 11 of the world’s best known pharmaceutical and biotechnology companies, up from 25 drugs owned by seven companies at the end of fiscal 2005.

Meanwhile, our commercial laser business benefited from the first full quarter of revenue associated with the acquisition of Lightwave, which closed at the end of April 2005.

Dave will give some additional detail on our first-quarter results and second-quarter guidance later in the call. Before that, I would like to update you on the various actions we have executed to reduce costs, improve the profitability of our product portfolio and continue to drive improvements to our business model.

Taking our Optical Communications business first, initiatives to cost reduce our manufacturing continue to progress on schedule and in line with our expectations. Our North American manufacturing footprint is being radically reduced as a result of our product phaseout and divestiture programs and the transfer of manufacturing to lower-cost locations.

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FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

As previously announced, products manufactured at our Ewing and Mountain Lake facilities in New Jersey were transferred to contract manufacturing partners. Ahead of schedule, our Melbourne, Florida manufacturing facility closed at the end of October. I’m also pleased to report within the last few days our Melbourne facility has been sold.

In terms of headcount, we told you in April that we expected to reduce Optical Communications related headcount by 465 by the end of this calendar year. Today following recent internal announcements regarding manufacturing transfers, we are announcing an additional set of consolidations that will further reduce our Optical Communications manufacturing footprint.

First, our Rochester, Minnesota facility will be closed by the end of fiscal 2006 with a net reduction of about 80 headcount. Transceivers currently manufactured in Rochester are being transitioned to a contract manufacturing partner, and we have notified our operations staff that products manufactured at our Ottawa site will be transitioned to contract manufacturing partners or to JDSU’s own non U.S. manufacturing site.

Approximately 300 manufacturing headcount will be impacted by the transition, although we will retain R&D, central services and product realization expertise at the site. In total, approximately 380 North American employees will be impacted by these actions during calendar 2006. You should note, however, that the net decrease in headcount will be less than 380 since we are transferring about 90 positions outside North America, albeit at a significantly reduced cost relative to North American headcount.

When completed and excluding the acquisition of Agility, we expect to consolidate our North American Optical Communications manufacturing footprint from seven facilities as of March 31, 2005 to two by the end of calendar 2006. In addition to Optical Communications related manufacturing at our San Jose, California and Bloomfield, Connecticut facilities, JDSU retains an expanding manufacturing facility in Shenzhen, China, and we also continue to enjoy strong relationships with multiple contract manufacturing partners.

At the end of fiscal 2006 Q1, more than 70% of our Optical Communications revenue was derived from lower-cost manufacturing locations, up from more than 60% as we exited fiscal 2005.

In our Commercial and Consumer business, our ongoing cost reduction initiatives are also proceeding on schedule and in line with our expectations. As a reminder, we exited the consumer light engine, bulk optics and DLP Micro Displays businesses as planned at the end of the fourth quarter. During fiscal Q1 ‘06, we completed the sale of our laser marking and our Grenoble-based microlaser businesses. The transfer of our front surface mirror business to our glass supplier, Cardinal, is also proceeding on schedule and is expected to be complete by the end of March 2006.

In terms of headcount, we reported in April that 885 employees in our Commercial and Consumer segment will be affected by a reduction before the end of the calendar year. In September we stated additional activity had increased impacted headcount to around 1015.

Today we’re announcing an additional set of actions intended to further improve the profitability of the optical coating business in our Commercial and Consumer segment. Consistent with our series of announced product phaseouts, we have notified our Santa Rosa team of an additional phase of consolidations as we focus on fewer manufacturing platforms and technologies. We expect that this next phase will impact at least 125 additional jobs in calendar 2006.

With the reduced headcount, we have also been evaluating the building utilization at the Santa Rosa site. In early November we sold a surplus building and will continue to assess our real estate options at the site.

In our Communications Test and Measurement segment, we remain focused on careful back-end integration with particular attention on preserving our strong customer relationships. Our Oracle implementation will take place during calendar 2006.

In conclusion, we remain committed to achieving the benefits from our previously announced cost reduction programs. When completed in the fourth quarter of fiscal 2006, we expect that these actions will achieve an annualized cost savings of $88 million based on our fiscal 2005 third-quarter results. As we move through fiscal 2006, we will start to quantify the cost savings we expect to realize from the additional phase of headcount reductions, impacting approximately 500 North American headcount announced today. This new set of actions clearly demonstrates continued opportunity for further improvements to our business model.

That said, we believe that our first-quarter results show that we are evolving both our top and bottom lines. Our aggressive cost reduction programs continue to drive efficiencies in our existing businesses, while our acquisition strategy has expanded our opportunity in profitable growing markets.

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FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

At this moment, in fact, we consider the Communications market to be more favorable than it has been in sometime. We see it in our strong book-to-bill, lengthening lead times and our customer interactions on a day to day basis. We’re committed to this journey of improvement and look forward to updating you on our progress in future quarters.

I will now hand the call over to Dave to share more details about our first-quarter results and second-quarter expectations. Dave?

Dave Vellequette - JDSU - CFO

Thank you, Kevin. Let me remind you before I begin that all numbers are non-GAAP unless I state otherwise.

To recap, GAAP revenue for the fiscal 2006 first quarter was $258.3 million and non-GAAP revenue was $259.2 million. The $900,000 difference relates to revenue deferrals required by purchased accounting.

On a non-GAAP basis and benefiting from a two-month contribution from Acterna, revenue of $259.2 million represented an increase of 52% from the previous quarter and an increase of 33% from the same quarter a year ago. The combined revenue for JDSU’s Optical Communications and Commercial and Consumer product segments of $163.8 million was down 4% relative to fourth-quarter revenue of $170.9 million. The Q1 revenue of 163.8 million excluded $3.5 million of instrumentation revenue that is now reported in our Communications Test and Measurement segment and excludes the high single digit millions of revenue reflected in Q4 2005 results from last time buys of phaseout products. These phased out products included our bulk optics, consumer light engines, Micro Display Windows and CATV.

Our non-GAAP gross margin and EBITDA both benefited from a partial quarter contribution from our Communications Test and Measurement business. On a sequential basis, non-GAAP gross margin increased from 17.6% to 31.6%, while non-GAAP EBITDA improved from a loss of $19.7 million to a loss of $5.1 million. The gross margin and EBITDA benefits from our Acterna acquisition, productline phaseouts and the cost reduction programs were partially offset by $6 million of transitory charges, which included inventory scrap related to product transitions to contract manufacturers and higher audit and accounting costs.

Additionally the net benefits from excess and obsolete and warranty reserves were less than $1 million. The benefit declined over $7 million from the previous quarter. Loss per share was $0.04 on a GAAP basis and $0.01 on a non-GAAP basis, which compares to a GAAP loss of $0.10 and a non-GAAP loss of $0.02 in the previous quarter.

Moving to the business segments, Optical Communications delivered over $100 million of revenue for the fifth consecutive quarter and once again closed the quarter with a book-to-bill greater than 1. Adding back instrumentation, revenue of $104 million was down 2% from the previous quarter, impacted by our exit from the CATV market and the supply constraints outlined by Kevin.

Let me give you some additional insights on each of these items. First, the impact from CATV business. We sold this business at the end of May 2005. So fourth-quarter revenue benefited from a full two months of CATV revenue. While the sale of CATV had an immediate positive impact on our EBITDA performance, it created a downward pressure on our revenue in the fiscal 2006 first quarter.

Second, supply chain challenges in our Optical Communications segment restricted our ability to meet demand for some of our agile subsystem level products by more than $5 million.

Now the Communications Test and Measurement segment. We are extremely pleased with the performance of the Communications Test and Measurement segment in the first quarter. To recap, revenue of $95.4 million reflected a two-month contribution from Acterna and included approximately $3.5 million from JDSU’s instrumentation business. Although not reflected in the JDSU results, Acterna’s revenue for the full quarter July through September represented a sequential increase of more than 15% and a year-over-year increase of more than 10%.

In the quarter ending December 31, 2005, JDSU will benefit from a full quarter of Communications Test and Measurement revenue. And the following comments on linearity and seasonality are intended to help you understand our newly acquired business.

First, the Communications Test and Measurement segment realized approximately 80% of its revenue in the last two months of the quarter. Second, our Communications Test and Measurement segment has historically delivered its strongest revenue performance in the December quarter. The next strongest revenue quarter has tended to be the March quarter. Clearly the Communications Test and Measurement group will introduce seasonal revenue fluctuations, and the associated product mix implications will impact our results.

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FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

Now, Commercial and Consumer. Our Commercial and Consumer segment delivered revenue of $63.3 million, down approximately 2% from the previous quarter. Revenue was negatively impacted by the phaseout of certain products, including light engines, Micro Displays and bulk optics. This was offset in part by a full quarter contribution from Lightwave and our commercial laser business and by growth in our Flex business.

Now for the rest of the income statement. As I noted, the non-GAAP gross margin increased from 17.6% last quarter to 31.6% in fiscal 2006 first quarter and was positively impacted by product mix from the Communications Test and Measurement segment.

Also, I’m pleased to report that cost savings from our manufacturing consolidation and product phaseout programs were in line with the $4 million we have targeted for the first quarter. Most of these savings were realized in the gross margin and reduced the impact of the transitory costs and the low E&O and warranty net benefit.

As noted, operating expenses for fiscal 2006 first quarter will reflect the combined companies for the first time. Looking at non-GAAP, R&D expenses increased from $22.3 million to $32.7 million, but declined as a percentage of revenue from 13% to 12.6%. Non-GAAP SG&A increased from $37.5 million last quarter to $66.9 million or from 21.9% to 25.8% of revenue. Overall non-GAAP operating expenses increased from 59.8 million to $99.6 million or from 35% to 38% of total revenue. We expect near-term operating expenses to be in this range, but in the longer-term, we will be driving operating expenses to less than 35% of total revenue.

A detailed reconciliation of our non-GAAP results to our GAAP results is available in today’s press release announcing our fiscal 2006 first-quarter results. The following items are included in only our GAAP results.

$47 million in purchase accounting adjustments associated with Acterna, including a $27.4 million charge to GAAP cost of goods sold and a onetime $19.6 million charge for in-process R&D. FAS 123R stock option expensing totaling $2.5 million. Amortization of intangibles totaled $12.3 million and included only two months of Acterna acquisition intangibles. A $4.8 million charge for restructuring and non-recurring expenses associated with our previously announced manufacturing consolidation and other cost-saving actions. And a $33.3 million gain on sale of investments, primarily related to the sale of ADVA and Nortel stock.

Moving to the balance sheet, there are some sizable changes resulting from the Acterna acquisition to the assets and liabilities. Cash and short-term investments totaled approximately $827.5 million, down 477 million from the previous quarter. Cash, cash consumption included $459.6 million for the purchase of Acterna. Net Accounts Receivable increased from $112 million to $214 million. DSO normalized for Acterna’s partial quarter was 65 within our target range. Net inventory increased from $97.4 million to $164.6 million, reflecting a net purchase price accounting write-up of $9 million.

As of September 30, headcount was 6938, up 38% from last quarter and reflecting approximately 1900 employees that were added with the Acterna acquisition. Headcount reductions during the quarter were offset by additions at our Shenzhen facility in China as we ramp operations in concert with our North American manufacturing consolidation.

PricewaterhouseCoopers, our new independent auditor, strongly mobilized around their transition this quarter. We are already benefiting from their prior knowledge as we integrate Acterna and start working on SOX compliance at our newly acquired sites.

Internally we’re working to remediate the weaknesses identified in our most recent annual report, but our finance organization continues to be strained while we’re hiring additional personnel. With the delay to our annual report and our auditor transition, we have been working on our 10-Q in a compressed window, and we expect to be filing for a five-day extinction later this week with regards to filing our 10-Q.

Now to the financial guidance. For the fiscal 2006 second quarter, we’re on track to achieve our previously discussed cost savings of $9 million relative to our Q3 ‘05 results. We also expect these savings to ramp to 17 million in the third quarter and to $22 million in the fourth quarter.

As noted, our fiscal 2006 second-quarter results will include a full quarter contribution from our Communications Test and Measurement segment. Consistent with customer buying behavior, we expect our Communications Test and Measurement segment to experience seasonal strength.

With these facts in mind, we expect fiscal 2006 second-quarter revenue to be in the 300 to $320 million range. While we do not provide guidance relative to the quarterly bottom-line, the 40 to $55 million sequential revenue increase with the seasonally favorable product mix should allow JDSU to be non-GAAP EBITDA positive for the quarter ending December 31, 2005.

I will now hand the call back to Kevin for closing remarks. Kevin?

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FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

Kevin Kennedy - JDSU - CEO

Thanks, Dave. In summary, the first quarter was characterized by execution on multiple fronts. It is a considerable credit to our employees that JDSU has been able to close and integrate acquisitions while simultaneously executing on aggressive cost reduction programs and continuing to serve our customers.

Our first-quarter results and the mix driven gross margin improvement clearly demonstrate the positive impact of our new Communications Test and Measurement segment. And while we achieved our targeted 4 million in cost savings for the quarter, we can look forward to more visible benefits of our aggressive cost reduction program in future quarters.

Before I open up the call for questions, I would like to draw your attention to our 2005 annual meeting of stockholders, which will be held at our San Jose, California headquarters on Thursday, December 1st starting at 8:30 AM Pacific time. For more details, please review our proxy statement filed with the SEC or contact our Investor Relations department.

I will now hand over the call to our operator to start the question-and-answer session.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). John Harmon, Needham & Co.

John Harmon - Needham & Co. - Analyst

Maybe just a couple of quick ones. Could you run through which product lines you phased out in Communications other than your cable TV products?

Kevin Kennedy - JDSU - CEO

You know, John, they are probably not product lines; they are probably specific problems for specific customers, and it would be hard to give you that detail. The major product line that was eliminated was the cable TV one. That’s why we called it out specifically.

John Harmon - Needham & Co. - Analyst

Okay. And just secondly, do you talk about your philosophy now in your optical transceiver business? It seems like you are moving the R&D team out of Minnesota. I don’t know where they are going and sort of what is left in the business that you’re contributing versus your contract manufacturers?

Kevin Kennedy - JDSU - CEO

Yes, so let me take a stab at that. We had the two basic groups that had come into the Company. One was from IBM and the other was from the E2O acquisition. And then, of course, we had a residual group which did transceivers in Melbourne, Florida. And as datacom and telecom transceivers merged, we began to rearchitect the work to leverage — move the redundancies.

What we are keeping is we had a team in Singapore that will continue to do that work, and that was really driving down low costs. We brought in a team here in San Jose to merge to a common set of platforms, and we still have a couple of residual groups of special expertise on R&D in Melbourne and Ewing.

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Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

Relative to Rochester, the majority of — all of the manufacturing will move to contract manufacturers as was largely the case with some of the Melbourne activity, and we will not have any R&D over the long-haul in Rochester. So R&D is going to be principally San Jose, Singapore and some satellite in Melbourne and Ewing.

Operator

John Anthony, SG Cowen.

John Anthony - SG Cowen - Analyst

A couple of quick questions. You highlighted some opportunities like triple play services and kind of the general growth of broadband demand. Could you I guess provide a bit more quantification? Are you seeing any actual organic footprint expansion, or is this just building capacity with the existing networks? I guess it is kind of a 2.5 to 10 gigabit type question.

And then also along the same lines, are you seeing any interest in 40 gigabit, and can you also talk about what is happening in pluggables?

Kevin Kennedy - JDSU - CEO

Yes, sure. So maybe let me start from the point of view of the Communications Devices segment, and then I will move it up to (inaudible). Certainly there is more 40 gigabit interest today than there was a year ago. I still don’t see that market taking off like a rocket in terms of actual procurement in revenues, but in terms of RFPs and people asking other people to play, there is still a lot of activity and conversation about it. So definitely more energy in the system than ever before.

I would say that might be different at a systems level where in order to play some of the systems guys whether it is Cisco or system guys like the Comtest guys, I have built 40 gigabit interfaces, and in order to qualify themselves in operator networks, they have had to already go in and demonstrate that capability. It may not be voluminous at this point, but they absolutely have to be there with their product designs.

So I think that is the topic of 40 gigabit. In terms of the devices, I think there are a number of transitions. One is the advance of WDM further into the excess architecture, so the deep positioning or extension, if you will, or redefinition of SONET to WDM. That is an absolute transition. That is why we are seeing more activity in our ROADMs and our agile network products multi-wavelength switches.

The second is a movement towards tunables. So that is really driven by CapEx and provisioning the cost of maintaining the network. It is not really because you’re looking for newer speeds and feeds or anything of the sort.

And the third is pluggables. I would say our focus is predominantly on the first two, although we have a rich portfolio on the third. But we think the value to be extracted is primarily on the first two. I hope that helps.

Operator

Michael Genovese, Citigroup.

Michael Genovese - Citigroup - Analyst

Can you give us an indication of what the gross margin in JDSU’s core business would have been without the acquisition, or any other data points that can help us get comfort with the 4 million that you saved in the quarter? And where we can — or how we can actually back that out of the numbers because things get a little complicated with the Acterna stuff in there.

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FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

Dave Vellequette - JDSU - CFO

You know, we don’t break out our gross margin by the segments. But, as I stated, we did have — we did realize the savings. We did have $6 million of transitory costs, AA. About half — a little more than half of those were related to gross margin. And then the E&O benefits were significantly down as I stated. They were down by more than $7 million, the E&O and the warranty benefit from the prior quarter.

So taken as — you can go take that for your model, but you can see that the benefit actually — you can see that the benefit helped me quite a bit to offset these costs.

Michael Genovese - Citigroup - Analyst

Okay and just I think I missed it the first time, what is in this interest and other income this quarter that it was actually a negative number?

Dave Vellequette - JDSU - CFO

That would be FX-related costs. As we acquired Acterna, we had a number of transactions shipping money to Europe, actually to Germany to pay off some debt, and there was an intercompany so we had an FX loss on that.

Operator

Ajit Pai, Thomas Weisel Partners.

Ajit Pai - Thomas Weisel Partners - Analyst

A couple of quick questions on your operating margins by segment. When you have a look at the operating margins in Test and Measurement, I think you have a 20.2% operating margin in that segment. It was well above its peers.

Going forward can you give us some color as to how we expect that to progress, especially since the December quarter was seasonally a strong quarter and so was March?

And then looking at the Communications product segment, I think you had a 17.9% negative operating margin there, which is probably the lowest that you had in nine quarters. Could you give us some indication of how much of that is like a quarterly phenomenon and how much of that is a secular issue that you have seen in that business?

Kevin Kennedy - JDSU - CEO

Let me help you with some of that. In the Comtest, as we noted 80% of the revenues for their quarter if we had a full calendar, would have been — is what we represented, but their operating expenses are more linear. So you can see that we didn’t get the full impact of a full quarter of operating expense from — in the Comtest area.

And the Optical Communications area, as I just mentioned, we had over a $7 million reduction in the benefit from the prior quarter in E&O and warranty, and also the majority of the transitory cost affected the Optical Communications area. So those transitory costs will be reduced going forward, and most of the programs we have going forward as far as cost reduction are focused on the Communications area as far as the headcount reductions that we mentioned.

Dave Vellequette - JDSU - CFO

One way of thinking about what was going on in Communications is, as I mentioned in the call, we actually closed Melbourne, for example, significantly earlier than we had anticipated or communicated prior. And one of the realities of that got pulled into this particular quarter in recognition of the downside of scrap and excess inventory that we would not have necessarily had if we did not actually physically exit the building in the quarter. Hope that helps.

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FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

Ajit Pai - Thomas Weisel Partners - Analyst

Yes, it helps on the Communications side, but on the Test and Measurement side, I mean a large part of the margins you are attributing to timing of expenses and revenues. Going into the December quarter, you’re going to see a full quarter of expenses, but you also will see some pretty solid seasonal strength in terms of your revenues. So is there any reason why the margins should go down?

Kevin Kennedy - JDSU - CEO

You know, we don’t actually talk about in those specifics.

Dave Vellequette - JDSU - CFO

We’re not trying to provide guidance this quarter on — we have got a lot of moving pieces on that.

Ajit Pai - Thomas Weisel Partners - Analyst

Okay. And then looking at the all other category in operating income, it was particularly high. Is there any one sort of factor that was more quarter specific than ongoing that you think you should be considering when you look at that category, the $27.4 million loss over there?

Kevin Kennedy - JDSU - CEO

Yes, as I have brought in Acterna, obviously there will be some expenses that will go into the all other from them. Additionally in the prior quarter I had the benefit of a collection of a large delinquent account, so that actually helped the prior quarter. And in this quarter, I had a higher audit in SOX-related costs, and I was incurring integration costs associated with Acterna.

Ajit Pai - Thomas Weisel Partners - Analyst

Okay. The last question would be about your tax rate. There are two things over there. One of them is sort of giving us an idea of going beyond this year into next year what you think your pro forma tax rate is going to be.

And then the second is, with the acquisition of Acterna and Acterna being a profitable business, do you think that you would be able to use more of the tax credit for the NOLs that you had faster than you earlier anticipated prior to making the acquisition?

Kevin Kennedy - JDSU - CEO

We’re not currently forecasting we will be using them any faster than when we made the acquisition. The taxes that we incur will be dependent on where the profits are realized, be they in Europe or Asia or in the U.S. Obviously the majority of our NOLs are North American based. So, as we go through the periods and get our forecast on a quarterly basis and out further, we will be looking at our tax rate compared to where the profits are going to be realized.

Operator

Dayle Hogg, GMP Securities.

Dayle Hogg - GMP Securities - Analyst

First, can you talk about you had a supply constraint impacted by 5 million. Is that due to an internal production issue or a transfer to the EMS providers?

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FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

Kevin Kennedy - JDSU - CEO

No, the majority was due to parts that we need to procure from outside JDSU in order to integrate them into our products and the ramp associated with — of that supplier.

Dayle Hogg - GMP Securities - Analyst

Was that a part that you previously would produce in-house not outsourced?

Kevin Kennedy - JDSU- CEO

No.

Dayle Hogg - GMP Securities - Analyst

Maybe do you expect to see this next quarter then?

Kevin Kennedy - JDSU - CEO

I think we will improve shipments significantly next quarter.

Dayle Hogg - GMP Securities - Analyst

Okay. So this is not a long-term problem then?

Kevin Kennedy - JDSU - CEO

I don’t believe so.

Dayle Hogg - GMP Securities - Analyst

You said that the amount of Test and Measurement done by old JDSU is 3.5 million in the quarter. Can you give us what that amount was last quarter and a year ago?

Dave Vellequette - JDSU - CFO

It has been running in the about 12 plus million a year and pretty linear.

Dayle Hogg - GMP Securities - Analyst

Okay. And just can you talk about in the Test and Measurement business what rough proportion of your business is coming from the fiber to the home or DSL deployments versus sort of the traditional core metro business?

Kevin Kennedy - JDSU - CEO

I don’t have that number off the top of — clearly our — the growth is all in the broadband piece and certainly the Legacy is slowing. So the energy is absolutely with the broadband pieces.

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FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

Operator

Mark Steen, Sanford Bernstein.

Mark Steen - Sanford Bernstein - Analyst

I wanted to ask a little bit more about the Test and Measurement sales profile. So, for instance, there was a recent announcement that XO had won a pretty significant contract at Deutsche Telecom. I am wondering — it is a two-part question.

First of all, specifically about that contract, can you give us a little bit more information on whether you were competitive in that, where you think you could improve to win that kind of contract next time?

And then as a second part of the question, just a little bit more color on the sales at Acterna look like. Are they big chunky sales like the Deutsche Telecom deal? Do they tend to be much smaller one-off deals? Do they tend to come in large all at one time when a company turns up a net or slowly over time?

Kevin Kennedy - JDSU - CEO

Yes, yes, you asked a number of questions. Let me see if I can do justice to a few of them. I’m going to be cautious about commenting on any specific customer. Clearly we do sell to Deutsche Telecom. So let me put that piece in a compartment.

Secondly is we do sell to most of the major operators in the world, probably one of the broadest portfolios in terms of customer portfolios and operators of the world. And the range of the deal in any particular quarter could range from hundreds of thousands of dollars to a customer might be as high as 5 to $7 million.

So we actually don’t have the same customer concentration of revenues that we would see per se in the Optical Communications side of the business. It is much more diversified. It is probably smaller dollars on average per customer if you were to look at the top 10. And they tend to be faster you know design cycles and quicker churn.

One of the reasons we went after this asset was that we saw many ways of extracting money beyond an initial engagement. So if you think about a MetroCorp buildout, we will sell devices to the network equipment manufacturer, and that might be it, and we will go for two quarters, and then we lie dormant with that particular network.

In the case of Comtest, they have the opportunity to begin to sell some into the R&D labs in the network equipment manufacturers in the field qualification labs of the network operator, and they will do it when there’s a new interface. They will do it when there’s a new service like Voice over IP. They will do it when there’s a new region or a city to be lit up. And, in fact, they may come back and say, can you put a service assurance capability in place?

So there are four or five ways of serving an operator over the life cycle of a deal or of a network buildout that you don’t get if you only fit in optical components. So that was one of the dominant logics for it, and we think that is going to continue to play out for us. Does that help?

Mark Steen - Sanford Bernstein - Analyst

It does help. Thanks very much.

Operator

Eric Ruggle (ph), Miller Tabak Roberts.

Eric Ruggle - Miller Tabak Roberts - Analyst

Congratulations on a great quarter and getting to EBITDA — positive EBITDA next quarter. Dave, what was depreciation and amortization in the quarter, and can you give us an expectation for the full year?

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FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

Dave Vellequette - JDSU - CFO

The depreciation and amortization in the quarter totaled about $25 million. The amortization, as I stated, only included two months of Acterna. You can expect that amortization to go up closer to the $16 plus million per quarter, and depreciation will fluctuate based on capital acquisitions and depreciation runoff. But the 12 million — 12 plus million is going to get higher because it only had two months of Acterna in the quarter, so you expect that to get slightly higher.

Eric Ruggle - Miller Tabak Roberts - Analyst

And CapEx in the quarter and possibly an outlook for the year?

Dave Vellequette - JDSU - CFO

CapEx ran about $12 million in the quarter. In the prior quarter, we ran 11 million. Traditionally Acterna does not have a high CapEx requirement. So you can expect to stay probably in this range for the foreseeable short-term. And as we go through the quarter, we will be looking at any other CapEx opportunities through the year.

Eric Ruggle - Miller Tabak Roberts - Analyst

What were the cash restructuring charges in the quarter, and what is remaining for the already announced actions? And can you give us a sense of what the cash restructuring charges are going to be in connection with the 500 employees that you announced today?

Dave Vellequette - JDSU - CFO

Sure. When we announced originally we said that we would have restructuring charges — cash restructuring charges of about $30 million. So far we have incurred about $12 plus million related to that. Those charges, as you know, come as we shut down the facilities, so that tells you we have a little under 18 million to go on the initial closure. The new restructuring charges we see those to be in the high single digits to low double-digit millions of dollars as far as restructuring.

Eric Ruggle - Miller Tabak Roberts - Analyst

And then if I can ask a couple of questions on the balance sheet. How much Acterna debt — you mentioned that some portion was paid down — how much was brought on and where does that show up on the balance sheet?

Dave Vellequette - JDSU - CFO

It actually was a cash free debt free deal, so we needed to transfer cash to Europe to pay off that debt.

Eric Ruggle - Miller Tabak Roberts - Analyst

Okay. Big changes in the balance sheet on inventories and Accounts Receivable. How should I be thinking about working capital going forward, and do you think in the second quarter that it could be a source or a use of cash?

Kevin Kennedy - JDSU - CEO

You know, we continuously do our forecasting on the cash. We don’t typically comment about our cash sources and uses, but we are obviously working continuously in improving our total net cash balances at the end of each quarter. But we will be looking — we have to look at each quarter with what opportunities present themselves as far as where we could end up.

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FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

Eric Ruggle - Miller Tabak Roberts - Analyst

Okay. One last one for me. You talked about some asset sales for Melbourne, another in Santa Rosa and possibly — can you tell me what those sales generated ,and of the remaining real estate portfolio, what kind of number can you ascribe to the assets? What kind of cash could those assets generate?

Kevin Kennedy - JDSU - CEO

So for the deals that we closed, we generated more than $20 million of cash, and those closed in this fiscal second quarter. We don’t actually comment about the future opportunities as far as that goes.

Operator

Subu Subrahmanyan, Sanders Morris Harris.

Jagjit Sahota - Sanders Morris Harris - Analyst

This is Jagjit Sahota for Subu. Dave, a quick question on the transitory costs. You said 3 million was due to Acterna and 3 million was regular business. Are those 6 million going to be around next quarter or —?

Dave Vellequette - JDSU - CFO

I think I said 3 million was for scrap-related charges. The other ones — I don’t remember actually highlighting that they were for that. I had some audit fees and SOX-related costs also. So those were the big items. It was actually more than 3 million for inventory scrap, and that is transitions to contract manufacturers, okay? Not Acterna related. It was a transition to contract manufacturers. So that was more than 3 million. And then I had the majority of the rest of it was related to audit and integration costs.

Jagjit Sahota - Sanders Morris Harris - Analyst

And then on the OpEx, you had alluded to being around the same level. I am assuming you meant 37% of revenue?

Dave Vellequette - JDSU - CFO

Yes, I was talking about in that range. That is correct.

Jagjit Sahota - Sanders Morris Harris - Analyst

And that includes Agility next quarter?

Dave Vellequette - JDSU - CFO

That does.

Jagjit Sahota - Sanders Morris Harris - Analyst

Okay. And a quick question for Kevin. You said the comps market is stronger than you have seen in awhile. Is that more driven by long-haul, Metro, or is it more fiber to the premise? Can you just talk about that a little bit?

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FINAL TRANSCRIPT

Nov. 09. 2005 / 2:00PM, JDSU - Q1 2006 JDS Uniphase Corporation Earnings Conference Call

Kevin Kennedy - JDSU - CEO

Yes, sure. Actually this quarter both long-haul and Metro were very strong. If you look back over the last year, Metro has gained strength probably for four to six quarters, and so it is continuing to be strong. We did see some positive uptake in long-haul this quarter, which was great.

Jagjit Sahota - Sanders Morris Harris - Analyst

And talking about the transition in Rochester, does that mean you are exiting the datacom business, or how should we think about that?

Kevin Kennedy - JDSU - CEO

No, no, we are consolidating — we have multiple R&D times actually in four to five different sites, and we have consolidated into a site in San Jose and a second primary site in Singapore, and then we have satellite sites on the East Coast. But it is really an R&D consolidation at one level, and at the other end, it is really focused on manufacturing — moving it to a contract manufacturer.

Operator

We have no further questions at this time. Thank you, ladies and gentlemen, for your participation in today’s conference. This concludes the presentation. You may all now disconnect. Good day.

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